Exhibit 16.2

May 10, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K/A dated April 15, 2016, of Newell Brands Inc. (formerly Newell Rubbermaid Inc.) and are in agreement with the statements contained in the second, third, and fourth paragraphs of Item 4.01(a) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP